Exhibit 99.1

BioTime Receives $335,900 SBIR Grant

HyStem® microcarrier hydrogels to be developed for stem cell research and therapeutic applications

ALAMEDA, Calif.--(BUSINESS WIRE)--July 15, 2011--BioTime, Inc. (NYSE Amex:BTX) today announced it has been awarded a 10-month, $335,900 Small Business Innovation Research (SBIR) grant from the National Institutes of Health (NIH) to develop HyStem® microcarriers for the propagation of human stem cells and as a means of cell delivery for human clinical applications.

“Hundreds of millions of stem cells will be required for many of the clinical applications in the emerging field of regenerative medicine,” said William P. Tew, Ph.D., Chief Commercial Officer of BioTime. “The rapid advances in the field create the need for new techniques and products to successfully produce and administer therapeutic cells. BioTime’s HyStem® microcarriers are designed to streamline the process of replicating stem cells on the same substrate that may be used to deliver cell-based therapy. We believe this single step from therapeutic cell propagation on HyStem® microcarriers to injection into the patient has the potential to reduce costs and increase the use of future products. We are pleased that the NIH has selected our HyStem technology for funding in a highly competitive review process. The non-dilutive capital provided by this Phase I SBIR grant will allow us to test our HyStem® hydrogel microcarriers in disease-relevant transplantation models. If successful, the business opportunities can be significant in state-of-the-art scale-up and clinical delivery of stem cells for a wide variety of indications. Researchers around the world are working with stem cells, and numerous companies are planning human clinical trials of stem cell therapies. The successful development of this new product would open up additional revenue opportunities for BioTime in both the research products market and as a recipient of license and royalty fees from therapeutic product sales by these companies.”

HyStem microcarriers have been specifically designed as a biocompatible, resorbable scaffold optimized for stem cell delivery. These microcarriers are made of hyaluronic acid providing a life-like microenvironment for the stem cells, as well as enabling them to degrade after implantation. Historically, microcarriers have been used with other cell types as three-dimensional substrates in bioreactors. However, they are made from materials often not ideal for large-scale industrial scale up of stem cells and cannot be implanted in the body since they are made from non-degradable polymers. The use of HyStem® microcarriers as a medical device for the treatment of patients would require prior regulatory approval by the Food and Drug Administration in the United States and by comparable agencies abroad.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Barbara JL Domingo, 510-521-3390 ext. 313
Judith Segall, 510-521-3390 ext. 301